Exhibit 5.1

[Winston & Strawn LLP Letterhead]

May 22, 2023

Fathom Digital Manufacturing Corporation

1050 Walnut Ridge Drive

Hartland, WI 53029

Re: Post-Effective Amendment on Form S-3 to Form S-1 Registration Statements

Ladies and Gentlemen:

We have acted as special counsel to Fathom Digital Manufacturing Corporation, a Delaware corporation (the “Company”), in connection with the Company’s Registration Statements on Form S-1 (File Nos. 333-262189 (the “First Registration Statement”) and 333-262194 (the “Later Registration Statement”)), each initially filed with the Securities and Exchange Commission (the “Commission”) on January 14, 2022 and declared effective on February 28, 2022, as amended by post-effective amendments thereto, respectively, each initially filed with the Commission on April 27, 2022 and declared effective on April 29, 2022, and Post-Effective Amendment No. 2 on Form S-3 to the Later Registration Statement initially filed with the Commission on April 13, 2023, as amended by Amendment No. 1 thereto filed with the Commission on the date hereof (as so amended, “PEA No. 2”), under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to Rule 429 under the Securities Act, PEA No. 2 will act, upon effectiveness, as a post-effective amendment to both registration statements. Capitalized terms used but not otherwise defined herein have the meanings given to such terms in PEA No. 2.

The First Registration Statement relates to registration of the resale of up to 7,000,000 shares (the “PIPE Shares”) of Class A common stock, par value $0.0001 per share (“Class A common stock”), of the Company which were issued in private placements immediately prior to the consummation of the Business Combination as part of the consideration for the Business Combination. The Later Registration Statement relates to the registration (a) for resale of up to 36,661,014 shares of Class A common stock issued to certain of the Legacy Fathom Owners, (b) for resale of up to 4,770,000 shares of Class A common stock issued to Altimar Sponsor II, LLC (the “Sponsor”) and the former directors of the Company’s predecessor in connection with the closing of the Business Combination, (c) for resale of up to 2,724,736 Earnout Shares issued to certain Legacy Fathom Owners (but subject to vesting requirements as described in PEA No. 2) in connection with the closing of the Business Combination, (d) for resale of up to 1,267,500 Sponsor Earnout Shares issued to the Sponsor (but subject to vesting requirements as described in PEA No. 2) in connection with the closing of the Business Combination, (e) for resale of up to 9,900,000 warrants held by the Sponsor (the “Private Warrants”) to purchase shares of Class A common stock, (f) for resale of up to 90,570,234 shares of Class A common stock issuable upon the exchange of New Fathom Units together with the corresponding shares of the non-economic, vote-only Class B common stock, par value $0.0001 per share, of the Company (including 6,275,264

Fathom Digital Manufacturing Corporation

May 22, 2023

shares of Class A common stock underlying a corresponding number of Earnout Shares presently represented in the form of unvested New Fathom Units); the PIPE Shares and the securities as described in clauses (a) through (f), collectively, the “Selling Securityholder Securities”), (g) of the issuance by the Company of up to 9,900,000 shares of Class A common stock upon the exercise of the Private Warrants and (h) of the issuance by the Company of up to 8,625,000 shares of Class A common stock upon the exercise of the outstanding 8,625,000 warrants to purchase Class A common stock held by public securityholders (such warrants, together with the Private Warrants, the “Warrants;” the shares of Class A common stock to be issued as described in clauses (c), (d), (f), (g) and (h), collectively, the “Underlying Shares”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In rendering the opinion set forth below, we examined and relied upon such certificates, corporate records, agreements, instruments and other documents, and examined such matters of law, that we considered necessary or appropriate as a basis for the opinion, including the Certificate of Incorporation of the Company, filed as Exhibit 3.2 to the Registration Statement, and the Warrant Agreement, dated February 14, 2021, by and between Altimar Acquisition Corp. II and Continental Stock Transfer & Trust Company, as Warrant Agent, filed as Exhibit 4.3 to the Registration Statement. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that: (i) the Selling Securityholder Securities other than the Underlying Shares have been duly authorized and are validly issued, fully paid and nonassessable; (ii) the Underlying Shares have been duly authorized and, when the Underlying Shares are, as applicable, vested in accordance with applicable vesting provisions for such Underlying Shares in the case of Earnout Shares and Sponsor Earnout Shares, delivered to exercising holders of Warrants against payment of the agreed consideration therefor in accordance with the terms of the Warrant Agreement, or delivered in exchange for New Fathom Units (and a corresponding number of shares of Class B common stock) to exercising holders of New Fathom Units in accordance with the terms of the Fathom Operating Agreement, the Underlying Shares will be validly issued, fully paid and nonassessable; and (iii) the Warrants are valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

The opinions expressed herein are based upon and limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing. We express no opinion herein as to any other laws, statutes, regulations or ordinances. The opinion expressed herein that is based on the laws of the State of New York is limited to the laws generally applicable in transactions of the type covered by the Registration Statement.

Fathom Digital Manufacturing Corporation

May 22, 2023

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Commission or that this consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Winston & Strawn LLP